Exhibit 10.1

AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Amendment to Loan and Security Agreement is made this 30th day of December , 2002 by and between CONGRESS FINANCIAL CORPORATION, as agent for Lender (as defined herein) (“Agent”), and OPTICAL CABLE CORPORATION, a Virginia corporation, as borrower (“Borrower”).

Recitals

A.       Borrower, Agent and Wachovia Bank, National Association (“Lender”) entered into a certain Loan and Security Agreement dated April 18, 2002 (together with all amendments, modifications, addenda and supplements, the “Loan Agreement”) and related documents, evidencing certain financing arrangements between Agent, Lender and Borrower as more particularly described therein.

B.       As disclosed in the Loan Agreement, Borrower was defending an action in the United States District Court for the Western District of Virginia, Roanoke Division, in a case styled as In re: Optical Cable Corporation Securities Litigation, Case No. 7:01CV00937 (the “Litigation”). On June 18, 2002, the parties involved in the Litigation entered into a Memorandum of Understanding whereby the class Plaintiffs agreed to dismiss the Litigation in return for a cash settlement, along with the issuance of warrants for the purchase of two million (2,000,000) shares of Borrower’s common stock (prior to the 1-for-8 reverse stock split effected July 31, 2002). The court approved this Settlement on September 23, 2002.

C.       In addition, Borrower wishes to purchase and either retire or hold in treasury a single block of stock consisting of approximately one million, six hundred thousand shares (1,600,000) of Borrower’s common stock.

D.       In order to effect the above described transactions, Borrower has requested Agent and Lender to make certain modifications to the terms and conditions of the Loan Agreement. Agent and Lender are willing to make the said modifications, subject to the terms and conditions of this Amendment (“Amendment”).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

SECTION 1. DEFINITIONS. Capitalized terms used herein, which are not otherwise defined herein, shall have the respective meanings ascribed thereto in the Loan Agreement and Financing Agreements.

        SECTION 2. AMENDMENTS

1.       ISSUANCE OF WARRANTS. Although permitted by Section 9.7 of the Loan Agreement (which prohibits the issuance of capital stock in the aggregate par or stated value exceeding twenty percent (20%) of the market capitalization of Borrower, as of the closing date of the Loan Agreement), Agent and Lender acknowledge and consent to the issuance of warrants for the purchase of two hundred fifty thousand shares (250,000) of Borrower’s common stock, at an exercise price of $4.88 per share, to be distributed to the class Plaintiffs pursuant to the terms of the approved settlement in the Litigation.

2.       USE OF PROCEEDS RESTRICTION AND AVAILABILITY RESERVE. Notwithstanding the restrictions of Section 6.6 of the Loan Agreement, Lender and Agent previously consented to Borrower’s use of up to Four Million Dollars ($4,000,000) in connection with the Litigation, and in connection therewith established an Availability Reserve for a like amount under Section 2.2 of the Loan Agreement. Lender and Agent consent to the reduction of such Availability Reserve from Four Million Dollar ($4,000,000) to Five Hundred Thousand Dollars ($500,000).

3.       REPURCHASE OF COMMON STOCK. Notwithstanding the language in Section 9.11 of the Loan Agreement that prohibits the redemption, retirement, divestment, purchase or any other type of acquisition of any shares of Borrower’s capital stock for any consideration other than Borrower’s common stock, Agent and Lender consent to the purchase of up to 1.6 million shares of Borrower’s capital stock at the then current offered price, subject to the following conditions: (a) the aggregate purchase price for the single block of capital stock shall not exceed Four Million Dollars ($4,000,000); (b) the purchase of the capital stock shall occur no later than sixty (60) days after the execution of this Amendment; and (c) immediately after giving effect to the payment of the consideration for said capital stock, the Excess Availability shall be not less than Three Million Five Hundred Thousand ($3,500,000).

4.       ADJUSTED TANGIBLE NET WORTH COVENANT. Effective upon the repurchase of common stock described in Paragraph three of this Section, Section 9.14 of the Loan Agreement is hereby amended to read as follows:

        “9.14. Adjusted Tangible Net Worth. Borrower shall, at all times, maintain an Adjusted Net Worth of not less than the higher of (a) Twenty One Million Dollars ($21,000,000) or (b) Twenty Five Million Dollars less the amount paid by Borrower for the purchase of Borrower’s capital stock permitted under Section 3 of the Amendment to this Agreement dated December 30, 2002, which remainder shall be rounded to the nearest $1,000.”

SECTION 3. EFFECTIVENESS CONDITIONS. Agent’s and Lender’s undertakings hereunder are subject to satisfactory completion and performance, as determined by Agent and Lender in their sole discretion, (all documents to be in form and substance satisfactory to Agent, Lender and their counsel) of the following conditions (“Effectiveness Conditions”):

1.      Borrower’s execution and delivery of this Amendment;

2.      Borrower shall deliver to Agent and Lender a supplemental closing fee of Thirty Thousand Dollars ($30,000), under Section 3.2 of the Loan Agreement, at the time Borrower effects the repurchase of common stock referred to in Section 2 of this Amendment, which fee shall be fully earned and payable as of the date thereof (the “Supplemental Fee”). Borrower authorizes Agent and Lender to advance funds to pay the Supplemental Fee as a Revolving Loan under the Loan Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to, and covenants with, Agent and Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Agent and Lender to Borrower:

1.       This Amendment has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms;

2.       Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment;

3.       This Amendment is, or when executed by Borrower and delivered to Agent and Lender, will be, duly executed and constitute a valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and

4.       The execution by Borrower and delivery to Agent and Lender of this Amendment is not and will not be in contravention of any order of any court or other agency of government, law or any other indenture or agreement to which either Borrower is bound or the Articles of Incorporation or bylaws of Borrower to be in conflict with, or result in a breach of, or constitute (with due notice and/or passage of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge, encumbrance of any nature on any property of Borrower.

SECTION 5. REAFFIRMATION. Except as expressly amended herein, all of the terms, provisions and conditions of the Loan Agreement and Financing Agreements are hereby reaffirmed and ratified in all respects, and remain in full force and effect. Borrower reaffirms each of the representations and warranties under the Loan Agreement, as if said representations and warranties were made and given on and as of the date hereof (except to the extent that such representations and warranties by their express terms relate specifically to an earlier date).

        SECTION 6. MISCELLANEOUS.

1.       Counterparts. This Amendment may be executed in any number of counterparts, each of which will constitute an original and all of which together shall constitute one instrument. Signature by facsimile shall bind the parties hereto.

2.       Third-Party Rights. No rights are intended to be created hereunder for the benefit of any third-party donee, creditor, or incidental beneficiary.

3.       Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

4.       Indemnity. Borrower hereby agrees to indemnify Agent and Lender from and against all losses, costs, expense, demands and damages whatsoever that Agent and Lender may suffer or incur in respect of any claims which have or may be brought by any third party relating to this Amendment, the Financing Agreements or the transactions contemplated hereby or thereby, excluding any such claims arising from Agent’s or Lender’s gross negligence or willful misconduct. This indemnity shall continue in full force and effect after the Maturity Date and notwithstanding the completion of the other matters referred to in this Amendment. This indemnification is in addition to and shall not limit any other indemnification agreement between Borrower, on the one hand, and Agent and Lender on the other hand, and shall be included within the Obligations.

5.       Integrated Agreement. This Amendment shall be deemed incorporated into and made a part of the Loan Agreement. Except as expressly set forth herein, all of the terms, conditions and agreements of the Loan Agreement are ratified and confirmed. The Loan Agreement and this Amendment shall be construed as integrated and complementary of each other, and as augmenting and not restricting Agent’s or Lender’s rights, remedies and security. If, after applying the foregoing, an inconsistency still exists, the provisions of this Amendment shall control.

6.       Non-Waiver. No omission or delay by Agent and/or Lender in exercising any right or power under this Amendment, the Loan Agreement or Financing Agreements or any related agreement will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified. Agent’s and Lender’s rights and remedies are cumulative and concurrent and may be pursued singly, successively or together.

7.       Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

8.       Survival. All warranties, representations and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by them or on their behalf under this Amendment, shall be considered to have been relied upon by Agent and Lender. All statements by Borrower in any such certificate or other instrument shall constitute warranties and representations by Borrower hereunder. All warranties, representations, indemnities and covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until the Obligations are indefeasibly paid and satisfied in full.

9.       Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. No delegation by Borrower of any duty or obligation of performance may be made or is intended to be made to Agent or Lender. No rights are intended to be created hereunder or under any related instruments, documents or agreements for the benefit of any third party donee, creditor, incidental beneficiary or affiliate of Borrower.

10.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

IN WITNESS WHEREOF, Agent and Borrower have caused these presents to be duly executed the date and year first above written.

AGENT	BORROWER

CONGRESS FINANCIAL CORPORATION (as agent for Lender)	OPTICAL CABLE CORPORATION

By:	By:

Title:	Title:

Address:	Address:

1133 Avenue of the Americas	5290 Concourse Drive
New York, NY 10036	Roanoke, Virginia, 24019